First PacTrust Bancorp, Inc. Announces Election of New Director

Company Release — 05/02/11

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that Mr. Chad Brownstein has been elected to the Board of Directors of First PacTrust Bancorp, Inc. effective May 3, 2011.

Mr. Brownstein is a member Crescent Capital Group (formerly Trust Company of the West Leveraged Finance Group) where he maintains a focus on investing in Special Situations. Previously, he was a Senior Advisor at Knowledge Universe Ltd., where he focused on turnaround operations and private equity investing. Prior to that, he was a Partner at ITU Ventures making venture and growth investments with a specialization in corporate strategy. Earlier in his career, Mr. Brownstein worked at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is a member of the American Trustees for the Yitzhak Rabin Center in Israel, Cedars Sinai Board of Governors and serves on the board of Los Angeles Conservation Corps. Mr. Brownstein attended Columbia Business School and received a BA from Tulane University.

Gregory A. Mitchell, President and CEO of First PacTrust Bancorp, said “We are pleased to welcome Chad to our board and look forward to leveraging his skills and expertise as we continue to build First PacTrust Bancorp, Inc., and Pacific Trust Bank into well-respected brands. I have had the pleasure of working with Chad during the past year, and have been impressed by his familiarization with the equity capital markets and corporate finance. Chad’s experience in overseeing large-scale corporate restructuring efforts and executing transformational business plans should be of great benefit to the board as we execute our dual strategies of organic growth and M&A. Chad was instrumental in securing the support of the TCW’s Special Situations group in their investment of Bancorp. Mr. Brownstein is well-respected in the investment community, and he is expected to serve on the Company’s Strategic Planning Committee. The entire Board of Directors and management welcome Chad to the PacTrust family, and we look forward to a long and profitable relationship with Chad.”

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
619-691-1519 x4474